SALES AGREEMENT

                                    Between

                        CONSOLIDATED COATINGS CORPORATION
                                7651 Vantage Way
                           Delta, BC, V4G 1A6, Canada
                        Hereinafter referred to as "CCC"

                                      And

                              Serefex Corporation
                          3427 Exchange Avenue, Suite B
                           Naples, Florida 34104, USA
                      Hereinafter referred to as "SEREFEX"

Where CCC manufactures a product known as MagnaPaint and is desirous of selling the product in volume in the United States and where Serefex has certain contacts, personnel, marketing ability, and has developed complementary products to assist in the sales of MagnaPaint.

1.   Agreement:

1.1 Serefex agrees to purchase MagnaPaint at the price and terms as set out in schedule "A"
1.2 Serefex Agrees to purchase MagnaPaint in the quantities as set out in Schedule "B"
1.3  Serefex  agrees  to  spend  advertising  dollars as set out in schedule "C"
1.4 CCC agrees to allow Serefex the exclusive territory of selling MagnaPaint in the USA as set out in Schedule "D".

2.   Termination

2.1 This agreement will be terminated if any of the following conditions are present.
2.1a The  expenditure on Advertising is less than the amount set out in schedule
     "C"
2.1b The purchases of MagnaPaint are less than the amount as set out in schedule
     "B"

3.0  Termination  compensation:

In  the  event  this  agreement  is  Terminated  by CCC for any reason listed in
Section 2 above, then Serefex shall be entitled to, for a period of one month for each month the customer is purchasing MagnaPaint under this agreement, but in no event not to exceed 1 year from the date of termination, the 12% sales commission and sales management fee identified in schedule A attached to this agreement, for any customers covered under Schedule D attached to this agreement in which Serefex generates sales of MagnaPaint from either by or through its advertising and promotion campaign expenditures required under section C attached to this agreement.

4.0 TERM. The term of this agreement shall commence on the date hereof and shall continue for a period of one (1) year from the date hereof (the initial term), with automatic renewal for one-year periods in the absence of written notice of termination given by either party to the other not less that thirty
(30) days prior to the end of the initial term and any anniversary date thereof subject to the termination clause.

5.0 NOTICES. All notices and other communications hereunder shall be deemed to have been duly given if they are in writing and have been delivered personally or have been deposited in the mail for delivery by certified mail, return receipt requested, or by regular first class mail, postage prepaid. Notice to Serefex shall be sent to 3427 Exchange Avenue, Suite B, Naples, Florida 34104, USA. Notice to Consolidated Coatings shall be sent to 7651 Vantage Way, Delta, BC, V4G 1A6, Canada. Either party may change the address to which notices to such party are to be sent by giving written notice of such change to the other party in accordance with the provisions of this section.


Agreed upon and to become effective on this _______ day of January 2004.


Consolidated Coatings Corporation               Serefex Corporation


/s/ per Dan Treleaven                           /s/ Brian Dunn
---------------------                           --------------
per Dan Treleaven                               Brian Dunn
President                                       President






                                   SCHEDULE A

                                PRICE AND TERMS

Price:               $ 9.70 per Gallon,
                     $16.99 per Gallon
                     $29.15 per Gallon
                     $68.03 per 2.5 Gallon Pal

Discount:            12% for sales commissions and sales Management

Net Price:           $ 8.54 / gal
                     $14.95 / gal
                     $25.65 / gal
                     $59.87 / 2 gal pail

Terms:               Cash or approved Credit

Funds:               US$

Price Protection: Price will be held until September 1, 2004 if the Canadian Dollar ranges between (0.745 - 0.765). If the Canadian Dollar rises and sustains itself over the set amount the price will be increased by the percentage increase of the new rate and 0.75. For the purpose of this paragraph, sustains shall mean the average closing price of the Canadian dollar to the United States Dollars for 30 consecutive trading days.

Price Reduction: Price will be reduced to $9.00 Gross and $7.92 Net if the Canadian Dollar falls and sustains itself below 0.745. For the purpose of this paragraph, sustains shall mean the average closing price of the Canadian dollar to the United States Dollars for 30 consecutive trading days.


Volume Rebate:       A volume Rebate will be credited to the account of  Serefex after  Purchases  of:

                     $850,000 - $999,999 = 2%
                     more than $1,000,000  = 3%


Non-cumulative

Preexisting Agreements:
                     CCC agrees to honor it's pricing quoted to Menards for the following:

1/4 Gallon, $8.99 less the 12% discount for sales commissions and sales management, therefore a net price of $7.92 to Serefex

1/2 Gallon, $16.99 less the 12% discount for sales commissions and sales management, therefore a net price of $14.95 to Serefex. Serefex is to purchase product from CCC to satisfy Menards orders until the next truckload arrives at Serefex (April 04). At that time Serefex will deliver orders from it's stock.


                                   SCHEDULE B

                                    PURCHASES


Serefex agrees to purchase the following amounts:

2004 Q1          Waived (Zero Required)

2004 Q2          $115,000 (Including 1 full truckload in April 2004)

2004 Q3          $300,000

2004 Q4          $450,000

If a greater amount is purchased in any quarter it may be deducted from the subsequent quarters as long as the total purchased is a minimum of $865,000 for the year 2004 and the minimums in Q1 and Q2 are met

2005 CCC and Serefex to negotiate purchases with a goal of more than a 10% increase on an annual basis.





                                  SCHEDULE "C"

                            ADVERTISING AND PROMOTION

Serefex agrees to use its best efforts to promote MagnaPaint and agrees to use its proprietary ideas, web site and cash to advertise and promote.

The following is the minimum cash amount to be used to promote MagnaPaint. These expenses must be submitted to CCC in the way of paid receipts.



2004 Q1          $ 10,000

2004 Q2          $ 40,000

2004 Q3          $ 50,000

2004 Q4          $ 50,000

Total            $150,000

If a greater amount is spent in any quarter it may be deducted from the subsequent quarters as long as the total spent is a minimum of $150,000 for the year 2004 and the minimums in Q1 and Q2 are met.

Marketing commitments for 2005 will be negotiated with the goal of a spending increase of more than 10%.




                                   SCHEDULE D

                            EXCLUSIVE TERRITORITIES


Per section 1.4 of this agreement, Serefex shall be entitled to exclusivity for all Sales of MagnaPaint to the following Accounts, Customers and/or territories:

1.   Entire State of Florida
2.   QVC and HSN
3.   Colleges in which $10,000 of MagnaPaint sales occurs.

4 CCC agrees to allow Serefex the exclusive territory of selling MagnaPaint in the USA to stores defined as "Big Boxes" further defined as chain stores whose average size is over 40,000 Sq. Ft. and number over 100 stores per chain.